Exhibit 99.1

FOR IMMEDIATE RELEASE

TRIO MERGER CORP. STOCKHOLDERS APPROVE MERGER WITH SAEXPLORATION, INC.

New York, NY and Calgary, AB – June 21, 2013 - Trio Merger Corp. (NASDAQ:TRIO;OTCBB: TMRGW) (“Trio”) today announced that its stockholders approved the merger between Trio and privately-held SAExploration Holdings, Inc. (“SAE”). The vote to approve the merger took place at the Special Meeting of Trio’s Stockholders (the “Meeting”), which was held today. Closing of the merger is expected to occur on June 24, 2013.

Of the shares voted at the Meeting, approximately 98.3%voted in favor of approving the plan of merger. Owners of 987,634 shares eligible to be voted exercised their conversion rights and redeemed their shares for approximately $10.08 of cash per share, or an aggregate of approximately $9.96 million. Immediately prior to the Meeting, Trio held approximately $61.68 million in a trust account maintained by an independent trustee from which the redemptions will be funded, leaving approximately $51.72 million to be released upon the consummation of the merger.

Stockholders also approved, among other matters, certain amendments to Trio’s certificate of incorporation, including changing Trio’s name to SAExploration Holdings, Inc., and the 2013 Long-Term Incentive Plan. Stockholders also elected eight directors as follows:

•         Class A (serving until 2014): Jeff Hastings, Brent Whiteley and Gary Dalton

•         Class B (serving until 2015): Brian Beatty and Arnold Wong

•         Class C (serving until 2016): Eric S. Rosenfeld, David D. Sgro and Gregory R. Monahan

The exact tally of the votes will be included in a Current Report on Form 8-K to be filed by Trio with the Securities and Exchange Commission.

About SAExploration Holdings, Inc.

SAE is a holding company of various subsidiaries which cumulatively form a geographically diversified seismic data acquisition company. SAE provides a full range of 2D, 3D and 4D seismic data services to its clients, including surveying, program design, logistical support, data acquisition, processing, camp services, catering, environmental assessment and community relations. The Company services its multinational client base from offices in Canada, Alaska, Peru, Colombia, Bolivia, Papua New Guinea, New Zealand and Brazil. SAE’s website is www.saexploration.com.

The information on SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings either Trio or SAE makes with the SEC.

About Trio Merger Corp.

Trio was incorporated in Delaware on February 2, 2011 as a blank check company whose objective is to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Trio’s initial public offering was declared effective June 20, 2011 and was consummated on June 24, 2011, receiving net proceeds of $57.43 million through the sale of 6.0 million units at $10.00 per unit and $3.55 million from the sale of private placement warrants to the initial stockholders and the underwriters. On June 24, 2011, the underwriters exercised their over-allotment option and on June 27, 2011, Trio received net proceeds of $8.69 million from the sale of 900,000 units. Each unit was comprised of one share of Trio common stock and one warrant with an exercise price of $7.50. As of March 31, 2013, Trio held approximately $61,676,800 in a trust account maintained by an independent trustee, which will be released upon the consummation of the business combination.

Forward Looking Statements

This press release includes certain forward-looking statements, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on SAE’s and Trio’s managements’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of SAE’s business. These risks, uncertainties and contingencies include: fluctuations in the levels of exploration and development activity in the oil and gas industry; business conditions; weather and natural disasters; changing interpretations of GAAP; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments; requirements or changes adversely affecting the business in which SAE is engaged; fluctuations in customer demand; changes in scope or schedule of customer projects; termination of contracts at the convenience of clients; management of rapid growth; intensity of competition from other providers of seismic acquisition services; general economic conditions; geopolitical events and regulatory changes; the possibility that the merger does not close; and other factors set forth in Trio’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Neither Trio nor SAE is under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

CONTACT:	-OR-	INVESTOR RELATIONS:
Trio Merger Corp.		The Equity Group Inc.
Eric Rosenfeld		Devin Sullivan
Chairman and CEO		Senior Vice President
(212) 319-7676		(212) 836-9608 / dsullivan@equityny.com

David Sgro		Thomas Mei
Chief Financial Officer		Associate
(212) 319-7676		(212) 836-9614 / tmei@equityny.com